Exhibit 5.1

FORM OF OPINION OF ROGERS & HARDIN LLP

November 2, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	ABC Bancorp

Registration Statement on Form S-4

Registration No. (333-128269)

Ladies and Gentlemen:

We have acted as counsel to ABC Bancorp, a Georgia corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4, as amended by Amendment No. 1 thereto (as so amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 1,604,441 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), issuable in connection with the proposed merger (the “Merger”) of First National Banc, Inc., a Georgia corporation (“First National”), with and into the Company pursuant to that certain Agreement and Plan of Merger dated as of June 30, 2005, by and among the Company, First National, The First Bank of Brunswick (“Bank of Brunswick”), First National Bank, Orange Park, Florida (“Orange Park”) and First National Bank, St. Marys, Georgia (“St. Marys”), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of October 28, 2005, by and among the Company, First National, Bank of Brunswick, Orange Park and St. Marys (as so amended, the “Merger Agreement”).

The opinion hereinafter set forth is given pursuant to Item 21 of Form S-4 and Item 601 of Regulation S-K. Such opinion is given solely for the benefit of the Commission and may be relied upon only by the Commission in connection with the Registration Statement and may not be used, circulated, quoted or referred to by or filed with any other person or entity, including any other governmental unit or agency, without first obtaining the express written consent of this firm; provided, however, that the shareholders of First National entitled to vote on the Merger and the Merger Agreement may rely on this opinion in deciding how to cast such vote.

In giving the opinion hereinafter set forth, we have examined and relied upon, among other things: (i) the Merger Agreement; (ii) the Company’s Articles of Incorporation, as amended, incorporated by reference as an exhibit to the Registration Statement; (iii) the Company’s Amended and Restated Bylaws, incorporated by reference as an exhibit to the Registration Statement; and (iv) originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, instruments and records as we have deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon

Securities and Exchange Commission

November 2, 2005

certificates of officers of the Company and certificates and orders of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials. We have also made such investigations of law as we have deemed appropriate.

In rendering this opinion, we have also assumed that prior to the issuance of any of the Shares: (i) the Registration Statement will have become effective under the Act; (ii) the shareholders of First National will have approved and adopted the Merger Agreement and the Merger; and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ROGERS & HARDIN LLP